Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIVE NATION, INC.

(Pursuant to Section 242

of the General Corporation Law of the State of Delaware)

Live Nation, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting the following in lieu thereof:

“ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Live Nation Entertainment, Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 25th day of January, 2010.

LIVE NATION, INC.

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Office:	Executive Vice President and General Counsel